CIS/GEO/46

1003/GEO/KJW/MF 26/02/2003

PROTOCOL NO.

/2002

NOTARIAL PROSPECTING AND OPTION CONTRACT

LET IT HEREBY BE KNOWN :

That on this the ____ day of June in the year of our Lord Two Thousand and Two (2002), before me, CHRISTOPHER IAN STEVENS, Notary Public, duly sworn and admitted, residing and practising at Johannesburg in the Province of Gauteng, Republic of South Africa, and in the presence of the undersigned witnesses, personally came and appeared KAREN JUNE WHITE, a secretary of Attorneys at Deneys Reitz Inc. of Johannesburg, and as such in her capacity as the duly authorised Attorney and Agent of :

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(1)(a)

RORY MITCHELL

(Identity No. 590502 5189 08 0)

   (b)

JEFFREY ALEXANDER HOWARD

(Identity No. 470813 5002 08 1)

   (c)

JAMES ROBERT HOME WHITEHOUSE

(Identity No. 630523 5174 08 0)

AND

   (d)

CHRISTOPHER ANDREW WHITEHOUSE

(Identity No. 640707 5107 08 7)

(in a partnership trading under the name and style of SAENGER AND SACKE MINERALS)

(hereinafter together with their heirs, executors, administrators, successors-in-title and assigns referred to as “the Grantor”), she, the said Appearer, being duly authorised thereto under and by virtue of a Power of Attorney granted to her by JAMES ROBERT HOME WHITEHOUSE in his capacity as an authorised representative of the Grantor, he being duly authorised hereto by virtue of the resolution of a meeting of the Grantor passed at Johannesburg on the 31st day of May 2002;

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(2)

PLATINUM GROUP METALS LIMITED

(a company incorporated in the Province of British Columbia, Canada)

(hereinafter together with its successors-in-title and assigns referred to as “the Prospector”), she, the said Appearer, being duly authorised thereto under and by virtue of a Special Power of Attorney executed at Vancouver on the 31st day of May 2002, and granted to her by R. MICHAEL JONES in his capacity as a Director of the Prospector, he being duly authorised thereto by a Resolution of Directors of the Prospector at Vancouver on the 9th day of May 2002;

which Special Powers of Attorney and certified copies of which Resolutions have this day been exhibited to me, the Notary, and remain filed of record in my Protocol with the Minute hereof,

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NOW, THEREFORE, THESE PRESENTS WITNESS :

1.

INTERPRETATION

1.1

The headnotes to the clauses of this Contract are only for purposes of convenience and shall not affect or influence the meaning or interpretation thereof.

1.2

In this Contract the following words and expressions shall have the meanings as set out hereunder :

1.2.1

“the Act” :

means the Minerals Act 50 of 1991 as amended.

1.2.2

“Affiliate or Affiliates” :

means, in relation to the Prospector, any person, partnership, joint venture or other form of enterprise which directly or indirectly controls, or is controlled by or is under common control with the Prospector.  The term “control” as used herein means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

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1.2.3

“Effective Date” :

means the date of fulfilment of the suspensive conditions in 21.

1.2.4

Encumbrance :

means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set-off or other third party right or interest (legal or equitable) including any usufruct, fideicommissum, right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

1.2.5

“Exploration Expenditure” :

all costs, charges and expenses (including but not limited to, prospecting rentals, administration fees and costs, licence fees, licence acquisition fees, payments to surface owners or payments to the State), payable and payments of whatsoever nature made or incurred in connection with the prospecting and investigation of the Properties, and shall include, but not be limited to, all costs, charges and expenses required for the completion of any preliminary appraisals, geological assessments, engineering studies, metallurgical tests and feasibility studies carried out to ascertain the economic viability of mineralisation in and upon the Properties, and the cost of all personnel of the Prospector directly or indirectly engaged in the project, and any costs of rehabilitation incurred or provided for in the course of prospecting.

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“Force Majeure Event” :

means any cause beyond the reasonable control of that Party (including without limiting the generality of the aforegoing, war, civil commotion, riot, insurrection, strikes, lock-outs, fire, explosion, flood, and acts of God, or by invasions or sit-ins on the Properties, or where a Party is prevented from occupying the Properties or conducting operations by combination of workmen or interference by trade unions).

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“the Grantor” :

as defined in the description of the Parties above.

1.2.8

“the Holders”

the Holders as defined in the mandate annexed to the partnership agreement annexed hereto as Appendix “B”;

1.2.9

“the Mineral Rights” :

means the rights to all minerals as defined in the Act to the extent that such rights are held by the Holders, as set out in Appendix “A” and governed by the partnership agreement and mandate set out as Appendix “B”, and “Minerals” shall have a corresponding meaning;

1.2.10

“the Properties” :

means the farms in respect of which the Mineral Rights are held at the Effective Date by the Holders as set out in Appendix “A”, and where the Prospector shall have abandoned its rights in respect of any portion of the Properties as provided for in clause 4.2, the expression shall, from the date of such abandonment, mean those portions in respect of which this Contract remains operative and applicable.

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1.2.11

“the Prospecting Period”:

means the period of 3 (THREE) years from the Effective Date.

1.2.12

“the Prospector” :

as defined in the description of the Parties above.

1.2.13

“Parties” :

means the Prospector and the Grantor.

1.3

A word or expression which indicates :

1.3.1

any gender, shall include the other genders;

1.3.2

a natural person, shall include juristic persons, and vice versa;

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1.3.3

the singular shall include the plural, and vice versa;

1.3.4

a reference to the Grantor or the Prospector shall include their respective assignees permitted in accordance with clause 11.

1.4

References to “Rand” or “R” are to South African Rand.  Any reference to Dollars or $ are to United States Dollars.

2.

WARRANTIES

2.1

The Prospector (i) represents and warrants as follows to the Grantor (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledges and confirms that the Grantor, after due enquiry, is relying on such representations and warranties in the entering into by it of this Agreement :

2.1.1

The Prospector is a corporation duly incorporated and existing under the laws of Canada and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which the nature of its assets or business makes such qualification necessary or where failure to be so qualified would have a material adverse effect on its business or its ability to fulfil its obligations under this Agreement;

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2.1.2

it has all necessary corporate power to enter into and perform its obligations under this Agreement and any agreement and instrument referred to in or contemplated by this Agreement;

2.1.3

it is not (i) insolvent; or (ii) generally unable to pay its debts as such debts become due;

2.1.4

the execution, delivery and performance by it of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary corporate action on the part of it;

2.1.5

this Agreement and all other agreements or instruments to be executed and delivered by it hereunder have been duly executed and delivered by it, and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms;

2.1.6

it is not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by it hereunder;

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2.1.7

it is not required to obtain shareholder approval for the execution or delivery of this Agreement or the performance of any of its terms and no regulatory body having jurisdiction over it is required to consent to or approve the execution and delivery of this Agreement or the performance of any of its terms, or if necessary, it has obtained such shareholder approval and/or such consents;

2.1.8

there are no outstanding suits or actions for non-performance on reclamation work with respect to the Prospector or its Affiliates.

2.2

The Grantor (i) represents and warrants as follows to the Prospector (such representations and warranties being of a continuous nature and deemed to be effective at all times during the term of this Agreement); and (ii) acknowledges and confirms that the Prospector, after due enquiry, is relying on such representations and warranties in the entering into by it of this Agreement :

2.2.1

the execution, delivery and performance by the Grantor of this Agreement and any other agreement or instrument to be executed and delivered by it hereunder and the consummation by it of all the transactions contemplated hereby and thereby have been duly authorised by all necessary action on the part of the Grantor;

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2.2.2

this Agreement and all other agreements or instruments to be executed and delivered by the Grantor hereunder have been duly executed and delivered by the Grantor, as the case may be, and constitute legal, valid and binding obligations of the Grantor enforceable against the Grantor and the Holders in accordance with their respective terms;

2.2.3

the signatories on behalf of the Grantor have the full power to enter into this Agreement and have the full right and authority to act and legally bind all of the mineral right holders of the Properties and all of the Holders;

2.2.4

the Grantor is not subject to, or party to, any charter or by-law restriction, any law, any claim, or any Encumbrance or any other restrictions of any kind or character which would prevent consummation of or have any adverse effect on the transactions contemplated by this Agreement or any other agreement or instrument to be executed and delivered by the Grantor hereunder;

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2.2.5

to the reasonable knowledge of the Grantor no regulatory body having jurisdiction over the Grantor is required to consent to or approve the execution and delivery of this Agreement or the performance of any of its terms, or where necessary, the Grantor has obtained such approval and/or such consents;

2.2.6

to the reasonable knowledge of the Grantor all operations, undertaken on the Properties to date have complied with all applicable laws, including all applicable environmental laws;

2.2.7

the Grantor, alone or together with any other person, does not hold any direct or indirect interest in or right to acquire any interest in any right to explore or mine or both, any part of the Properties other than the Mineral Rights;

2.2.8

to the reasonable knowledge of the Grantor it has delivered to the Prospector all relevant data and information in its possession or under its control relating to the mineral potential of the Properties and relating to access rights to the Properties.  The Grantor is not aware of any pending or threatened claims by third parties, including indigenous peoples or government agencies, for anything done or not done with respect to the Mineral Rights or the Properties;

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2.2.9

to the reasonable knowledge of the Grantor no environmental, reclamation or abandonment obligations or work orders or other liabilities presently exist with respect to any portion of the Mineral Rights or the Properties and it is not aware, to the best of its knowledge, after due inquiry, of any basis for any such obligations or liabilities to arise in the future as a result of any activity on the Properties carried out by it or its predecessors-in-title;

2.2.10

all taxes, levies, duties, royalties or imposts of any kind whatsoever in respect of the ownership and use of the Mineral Rights which were or are due and payable on or prior to the date of this Agreement have been paid and satisfied as of such date;

2.2.11

it will disclose to the Prospector all information, data and documentation in its possession or known to it of relevance in relation to the Mineral Rights and the Properties on the date of notarial execution hereof.

3.

GRANT OF RIGHTS

The Grantor on behalf of the Holders hereby irrevocably grants to the Prospector, subject only to compliance by the Prospector with the terms and conditions of this Contract, and the Prospector hereby accepts :

3.1

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3.1

the sole and exclusive right to prospect and search for all Minerals in, on and under the Properties; and

3.2

the sole and exclusive right and option to acquire the Mineral Rights in respect of the Properties during the Prospecting Period on the terms and conditions set out in this Contract.

4.

COMMENCEMENT AND DURATION

4.1

This Contract shall commence on the Effective Date, and shall continue for a period of 3 (THREE) years thereafter.

4.2

The Prospector shall be entitled at any time and from time to time to abandon its rights hereunder in respect of one or both of the Properties thereof by written notice to the Grantor to that effect, and this Contract will remain operative in respect of the remaining Property, that is, other than those that have from time to time been abandoned.

5.

PROSPECTING MONEYS

5.1

The Prospector shall pay prospecting moneys to the Grantor annually in advance as follows :

5.1.1

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5.1.1

for the first 12 (TWELVE) months, the amount of US$2.50 (Two Dollars Fifty cents ) per hectare of the Properties;

5.1.2

for the second 12 (TWELVE) months, the amount of US$ 2.75 (Two Dollars seventy five cents ) per hectare of the Properties;

5.1.3

for the third 12 (TWELVE) months, the amount of US$ 3.25  (Three Dollars Twenty Five cents) per hectare of the Properties.

5.2

Should the Prospector not pay the prospecting moneys within 30 (THIRTY) days of written notice by the Grantor to the Prospector requiring such payment, the Grantor shall be entitled immediately by written notice to the Prospector to terminate this Contract, whereafter the Grantor shall have no further claims against the Prospector flowing from this Contract, the non-payment by the Prospector, or such termination.  No cancellation of this Contract in terms of this or any other clause shall relieve the Prospector of any rehabilitation or other statutory obligations.

5.3

If this Contract should be terminated in terms of either 4.2 or 5.2, no further prospecting moneys in respect of the uncompleted portion of the Prospecting Period shall be payable, but the Grantor shall in such an event not be obliged to repay any prospecting moneys already paid to the Grantor, and shall be entitled to retain such moneys.

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5.4

If the Prospector should exercise the option set out in 8, no further prospecting moneys shall be payable from the date of such exercise.

5.5

The payment of prospecting moneys for the first 12 (TWELVE) months shall be made on or before the commencement date in 4 and the payments for every subsequent period in 5.1 shall be made prior to the beginning of such period.

6.

CONSENT

6.1

This Contract will constitute the Holders’ written consent from time to time, in accordance with section 6(1)(b) of the Act, to the Prospector to prospect for Minerals for its own account in, on and under the Properties, and the Prospector shall accordingly be entitled to obtain the necessary prospecting permit in terms of section 6 of the Act and to renew the same from time to time and to obtain any temporary prospecting permit during the Prospecting Period. The Grantor will make the Holders’ Cessions of Mineral Rights available in connection with the application for a prospecting permit or permits and shall provide such other assistance as the Prospector may reasonably require to enable it to obtain the necessary prospecting permits as aforesaid.

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6.2

The Prospector undertakes to apply to the Director : Mineral Development in terms of the Act, to the extent that it is necessary for it to do so in order to carry out its proposed prospecting work from time to time, for a prospecting permit or permits which will authorise the Prospector to prospect for Minerals in respect of the Properties.

6.3

The Grantor on behalf of the Holders hereby consents to the removal and disposal by the Prospector from the Properties of such reasonable amount of ore or other materials as the Prospector in its absolute discretion decides for assay, analytical and bulk testing purposes, and this Contract shall be deemed to be the Holders’ consent from time to time in terms of and for all purposes of section 8(1) of the Act.

7.

ANCILLARY RIGHTS

Without in any way limiting or detracting from the rights which the Prospector may have under the Act, or which it may require for the proper exercise of its prospecting activities and subsequent mining operations, either within or beyond the boundaries of each of the Properties, the Grantor insofar as it is legally entitled so to do, grants to the Prospector and its Affiliates and their respective officials, employees, contractors, agents or persons having business with the Prospector or its Affiliates, the right of access to, way over and egress from the Properties, the right to drill or sink boreholes, dig pits, trenches and shafts, to build dams, to erect, install and to remove temporary buildings, installations, machinery, telephone and power lines and cables on, in or under the Properties; the right to the free use of such portions of the surface of the Properties which might be reasonably necessary for its prospecting purposes;   the right to the free use of any available surface or underground water on or under the Properties, which is not public water; the right to drill for water and have the exclusive use thereof; the right to erect a pilot plant for the treatment of Minerals; and generally the right to do and carry out all such things as the Prospector shall deem necessary for the implementation of its prospecting activities.

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8.

OPTION TO ACQUIRE MINERAL RIGHTS

8.1

The Prospector shall, during the Prospecting Period have the sole and exclusive right and option to purchase from the Grantor on behalf of the Holders the Mineral Rights in respect of the Properties at a purchase price of :

8.1.1

US$ 475 –Four Hundred Seventy Five US Dollars per hectare of the Properties if the option is exercised during the first year of this Agreement;

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8.1.2

$US 570 – Five Hundred Seventy US Dollars per hectare of the Properties if the option is exercised during the second year of this Agreement;

8.1.3

$US 690– Six Hundred and Ninety US Dollars per hectare of the Properties if the option is exercised during the third year of this Agreement.

8.2

The amount in 8.1 shall be payable in cash against registration of cession of the Mineral Rights in the name of the Prospector, and as security for such payment, the Prospector shall, within 14 (FOURTEEN) days of receipt of written request therefor from the Grantor after exercise of the option, furnish to the Grantor a bank or other approved guarantee in the normal form.

8.3

Should the Prospector exercise the option in 8.1, it shall be done by a written notice of exercise of the option in accordance with clause 15.

8.4

Should the option in 8.1 be exercised, possession, vacant occupation, risk and benefit of, in and to the Mineral Rights in respect of the Properties shall be given to and passed to the Prospector on the date of exercise of the option.

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8.5

In addition to the purchase consideration in 8.1, the Prospector shall further be obliged to pay the Grantor a Net Smelter Returns Royalty in respect of the Properties of 1% (ONE PERCENT) calculated in accordance with the provisions of Appendix “C”.  The Prospector shall be entitled at any time after exercise of the option to purchase from the Grantor up to the full extent of the said Net Smelter Returns Royalty at a rate of per 1% (ONE PERCENT). Further the Grantor shall have the right to require the Prospector to purchase the NSR royalty for US$ 1,400,000 (One Million Four Hundred Thousand) upon the commencement of commercial mining production on the Properties by the Prospector. The NSR is payable in the same currency as the Prospector is paid for mining revenues.

8.6

For purposes of this clause 8, all payments are to be made in US Dollars, provided this is acceptable by law.

8.7

It is acknowledged that in respect of the farm Oorlogsfontein 45, registration division K.S., the Grantor represents the holders of only a 2/3 (TWO THIRDS) share of the Mineral Rights in respect thereof but that the purchase price in 8.1 is for a 100% (ONE HUNDRED PERCENT) share of all of the mineral rights of the said farm.  The Grantor is responsible for the payment of any purchase price, Net Smelter Returns Royalty, or profits from this Agreement, and the Grantor indemnifies the Prospector in respect of any claims by the holders of the other 1/3 (ONE THIRD) share of the said Mineral Rights against the Prospector.  The Grantor shall procure the cession to the Prospector free of any further consideration of the said 1/3 (ONE THIRD) share of the Mineral Rights after exercise of the option by the Prospector in accordance with 8.1.

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9.

PROSPECTOR’S OBLIGATIONS

9.1

The Prospector shall exercise its rights under this contract civiliter modo with due regard to the rights of the landowners of the Properties.

9.2

Subject to the Grantor’s obligations under clause 7, the Prospector shall make its own arrangements with the landowners in regard to the ancillary rights which it may wish to exercise over the respective Properties, and for the use of water.

9.3

The Prospector shall indemnify and hold harmless the Grantor against any claims that may be made against it by any third parties for any loss, damage, injury to or death of any persons arising out of the negligent act or omission on the part of the Prospector in the course of its activities on the Properties.  The Grantor shall immediately notify the Prospector of any such claim, and the Prospector shall be entitled to contest, settle, compromise or otherwise deal therewith subject to it indemnifying the Grantor in respect of any legal costs.   The Grantor shall not itself settle or deal with such claim save with the Prospector’s consent, and shall afford the Prospector all reasonable co-operation and assistance in dealing with any such claims, provided that the Prospector shall not be liable in any way for any clean-up related to non-Prospector operations or previous activities on the Properties.

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9.4

Should this Contract be terminated or lapse without the Prospector having  exercised its option in 8.1, it shall fill in or cover or otherwise render safe all holes and excavations made by it on such Properties to the extent that it is required to do so pursuant to the Prospector’s approved environmental programmes in respect of the Properties and in order to obtain “closure certificates” in respect of the Properties pursuant to section 12 of the Act, subject however to any provisions of law or regulation and/or directives by officials of the Department of Minerals and Energy, and shall (to the extent provided for by law or regulation) be answerable to the landowners for any damage caused by it to any improvements on the Properties.

9.5

The Prospector shall keep the Properties clear of encumbrances arising from the operations under this Agreement.

9.6

The Prospector shall pay or cause to be paid any rates, duties, royalties, assessments or fees levied with respect to the Properties as a result of the Prospector’s operations thereon and any other costs as a result of prospecting operations and purchase of the mineral rights provided that the Prospector shall not pay the Grantor’s legal costs or the Grantors costs to perfect title.

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9.7

The Prospector shall provide the Grantor with any reserve report prepared for by or by the Prospector, in writing, with respect to its operations on the Properties.

9.8

Upon termination of this Contract without the Prospector having exercised its option in 8.1, the Prospector shall provide copies of all maps and reports with respect to the Properties that it has generated and vacate the Properties within a reasonable time after such termination, but shall have the right of access to such Properties for a period of 3 (THREE) months thereafter for the purpose of removing its chattels, machinery, equipment and fixture therefrom.

10.

EXPLORATION EXPENDITURE

Within 1 (ONE) year of the Effective Date, the Prospector is obliged to have spent an amount of Exploration Expenditure on the Properties of R1 000 000,00 (ONE MILLION RAND).  This amount shall be placed in trust with the Grantor’s attorneys within 3 (THREE) days of the Effective Date.  Such Attorneys shall release moneys out of the trust account to the Prospector on the Prospector producing invoices for Exploration Expenditure spent on the Properties. If the Prospector does not complete R1 000 000,00 (ONE MILLION RAND) of Exploration Expenditures on the Properties within one year of the Effective Date the Grantor shall provide notice to the Prospector of the failure to satisfy this requirement of the Agreement. If the Prospector does not provide reasonable confirmation of the completion of this required R1 000 000,00 (ONE MILLION RAND) program of Exploration Expenditures on the Properties with in 30 (THIRTY) days of receipt of this notice this agreement will terminate.

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11.

RIGHT OF CESSION

11.1

The Prospector shall be entitled to cede, assign or make over in whole or in part all or any of its rights and obligations under this Contract, provided it has spent Exploration Expenditure of R1 000 000,00 (ONE MILLION RAND) in accordance with 10 above with the written consent of the Grantor which consent shall not be unreasonably withheld. Failure to respond to a request for such consent for 20 (TWENTY) days shall be deemed to be consent.

11.2

The Grantor shall be entitled to cede, assign or make over in whole or in part all or any of its rights and obligations under this Contract; provided that the Grantor hereby grants to the Prospector a right of first refusal with respect to the cession of any rights under this Contract.  The Prospector shall have the right to acquire any interest to be ceded on no less favourable terms than those proposed in the notice of a proposed cession.

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11.3

It shall be a condition precedent to any cession, assignment or making over referred to in 11.1 or 11.2 that the cessionary of the interest being ceded, assigned or made over agrees in writing to be bound by the terms of this Contract, as if it had been an original party hereto.

12.

UNDERTAKINGS

The Grantor undertakes that :

12.1

no mineral lease, option, overriding option, pre-emptive right or other right in respect of the Mineral Rights which may prejudice or in any way detract from or conflict with the rights and powers conferred on the Prospector pursuant to this Contract will be granted, nor will the Mineral Rights be alienated, transferred, ceded, assigned or in any way encumbered, without the prior written consent of the Prospector; and

12.2

it will not during the Prospecting Period grant any overriding rights in respect of the rights and powers conferred on the Prospector under this Contract nor deal with any other rights to which the Grantor is entitled in terms of the Act in any manner, without the prior written consent of the Prospector.

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13.

MINERAL AND PETROLEUM RESOURCES DEVELOPMENT BILL

The Parties are aware that the draft Mineral and Petroleum Resources Development Bill was published in April 2002.  Should the Bill become enacted during the period of this Contract, the Parties shall negotiate amendments to this Contract as may be required to place them in the same commercial position that they would have been under this Contract should the Bill not have been enacted.

14.

CONFIDENTIALITY

All matters concerning the execution and contents of this Contract and the Mineral Rights shall be treated as and kept confidential by the Parties, and there shall be no public release of any information concerning activities on the Properties by any Party without the prior written consent of the other Parties, such consent not to be unreasonably withheld; provided however, that if in the opinion of counsel for a Party, such Party must disclose any matter concerning the execution or content of this Contract or the Properties by reason of any requirement of securities laws or other applicable laws or regulations, the other Parties shall be given reasonable advance notice and an opportunity to comment on the content thereof.  Notwithstanding the foregoing, the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.  The Grantor recognizes the Prospector’s need to issue press releases on execution of this Agreement and on results from the Properties on a regular basis, however the Grantor shall be entitled to review and comment on the Prospector’s press releases for a period of at least 1 (ONE) full business day prior to their issuance subject to regulatory requirements. If possible under the regulatory constraints, as deemed effective by the Prospector, the Prospector will provide 3 (THREE) days prior to the issuance of a Press Release.

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DOMICILIUM

15.1

The parties hereto respectively choose domicilium citandi et executandi for all purposes of an in connection with this Contract as follows :

15.1.1

the Grantor :

James Whitehouse

49 Central Street

Houghton

JOHANNESBURG

2198

fax +27 11 447 3675;

e-mail: jrhw@iafrica.com

15.1.2

the Prospector:

President

Platinum Group Metals Limited

VANCOUVER

V6C IT2

Fax : 604-484-4708

email: info@platinumgroupmetals.net

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15.2

The parties hereto shall be entitled to change their domicilium from time to time, provided however that any new domicilium chosen by them shall be situated in the Republic of South Africa or Canada, and any such change shall only be effective after receipt by the other party of written notice of such change.

15.3

All notices, demands or communications intended for either party shall be made or given at such party’s domicilium for the time being by prepaid registered post, telex, Email, telefax, telegram or hand delivery, and, if it was sent :

15.3.1

by telex, email, telefax, or telegram or hand delivery, shall be deemed to have been made, given and received on the date of despatch or delivery; or

15.3.2

by prepaid registered post, shall be deemed to have been made, given and received within 7 (SEVEN) days after posting.

15.4

Should the Rights to Minerals at any time be alienated, with the consent of the Prospector as provided in clause 12.1 having been obtained, to more than one person, then the Prospector shall be entitled to choose to which of the persons comprising the “Grantor” it shall give notices or make payments on behalf of all the persons comprising the Grantor and such notices and payments shall be deemed to be effective and validly given or made on behalf of all the persons comprising the Grantor, and shall relieve the Prospector of all liability in respect thereof accordingly, and the Prospector shall not be responsible for the division or distribution of payments among the said persons.

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16.

ENTIRE AGREEMENT

This Contract contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements and understandings between the Parties in relation to such subject matter.

17.

FURTHER ASSURANCES

Each Party agrees to do all things and execute all such deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Contract and the transactions contemplated by it.

18.

SEVERABILITY OF PROVISIONS

Any provision of this Contract that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability.  That does not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

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19.

ARBITRATION

19.1

All claims, differences and disputes arising between the Parties as to any matter arising, whether directly or indirectly out of or in connection with this Contract which cannot be settled amicably by the Parties shall be referred for determination by arbitration under the rules and regulations of the International Chamber of Commerce (“ICC”) by a board of 3 (THREE) arbitrators who shall be appointed and will carry out the arbitration in accordance with the ICC rules.

19.2

The arbitrators shall state in their award in detail the facts of the case and the reasons for their decision.

19.3

The arbitration shall be held in and all proceedings relating to the arbitration shall be conducted in English.

19.4

The award of the arbitrators shall be final and binding on the Parties and may be made an award of any court of competent jurisdiction.

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19.5

The arbitration shall be held in Johannesburg, South Africa.

20.

BREACH

Subject to 5.2, should either Party fail to carry out or be in breach of any of their obligations in terms of this Contract, and fail within 30 (THIRTY) days after receiving written notice from the other Party to remedy such breach or default, the non-defaulting Party will be entitled to institute action in a court of competent jurisdiction to compel compliance or cancel this Contract or seek other appropriate relief.

21.

SUSPENSIVE CONDITIONS

21.1

This Agreement, save for the provisions of this 21 and 6.1, is suspensive upon the fulfilment of the following suspensive conditions, namely:

21.1.1

the obtaining of all regulatory approvals for the entering into and implementation of this Agreement, including but not limited to the JSE Securities Exchange, CDNX and affiliated exchanges, any other stock exchange, and the competition authorities of South Africa and the European Union;

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21.1.2

the obtaining of the Board Approval of the Prospector for the conclusion of this Agreement;

21.1.3

the completion by the Prospector of a due diligence exercise on the titles held by the Grantor with respect to the Mineral Rights and the mineral potential of the Properties to its satisfaction;

21.1.4

the grant to the Prospector of a prospecting permit in terms of Section 6 of the Act in respect of the Properties.

21.2

Should the suspensive conditions  in 21.1.1, 21.1.2 and 21.1.3 not be fulfilled within 28 (TWENTY EIGHT) days of notarial execution hereof and the suspensive condition in 21.1.4 not be fulfilled within 6 (SIX) months of notarial execution hereof, this Agreement shall lapse and cease to be of any further force or effect.

21.3

Within 10 (TEN) days of the notarial execution hereof the Prospector shall pay to the Grantor a non-refundable cash amount of R100 000,00 (ONE HUNDRED THOUSAND RAND), to enable it to commence the due diligence in 21.1.3.

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22.

AREA OF INTEREST

There is no area of interest with respect to this Contract and the Prospector shall be free to pursue any other property within the vicinity of the Properties.

23.

INDEPENDENT ACTIVITIES

Except as expressly provided herein, the Parties shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the others or inviting or allowing the others to participate therein.  Neither Party shall be under any fiduciary or other duty to the other which will prevent them from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein.  The legal doctrines of “corporate opportunity” sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any of the Parties.  In particular, without limiting the foregoing, neither of the Parties shall have an obligation to the other Party as to :

23.1

any opportunity to acquire, explore and develop any mining property, interest or right presently owned by them or offered to them outside of the Properties at any time;

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23.2

the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery ores or concentrates from the Properties.

24.

UNAVOIDABLE DELAYS

If either Party should be delayed in or prevented from performing any of the terms of covenants or conditions of this Contract by reason of a Force Majeure Event, then any such failure on the part of such Party to so perform shall not be deemed to be a breach of this Contract and the time within which such Party is obliged to comply with any such term, delays.  In order that the provisions of this clause may become operative the Party shall give notice in writing to the other Party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof and the day upon which the same arose, and shall give like notice forthwith following the date that such cause ceased to subsist.

25.

COSTS

All costs of and incidental to this Contract including the execution and drafting thereof shall be paid by the Prospector.  The costs of implementing clause 8 shall be borne by the Prospector.

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26.

VALUE-ADDED TAX

All payments cited in the contract are exclusive of value-added tax, which shall be payable in addition thereto if the Grantor is at the relevant time registered as a VAT vendor.

THUS DONE AND SIGNED at SANDTON on the day, month and year first aforewritten, in the presence of the undersigned competent witnesses.

AS WITNESSES :

1.

________________________

(1)

(a)_____________________q.q.

(b)_____________________q.q.

(c)_____________________q.q.

(d)_____________________q.q.

2.

__________________________

(2)

_______________________q.q.

QUOD ATTESTOR

NOTARY PUBLIC

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APPENDIX “A”

The Mineral Rights over :

(1)

the farm TWEESPALK 733, registration division L.R., Northern Province;

measuring 2176,7861 (TWO THOUSAND ONE HUNDRED AND SEVENTY SIX comma SEVEN EIGHT SIX ONE) hectares;

(2)

the farm OORLOGSFONTEIN 45, registration division K.S., Northern Province;

measuring 2395,9798 (TWO THOUSAND THREE HUNDRED AND NINETY FIVE comma NINE SEVEN NINE EIGHT) hectares;

to the extent that such rights are held by :

-

the Trustees for the time being of the Late John Lees Whitehouse Will;

-

Estate of the Late Marjory Diana Dent;

-

the Trustees for the time being of the Late Arnold Bernard Stenhouse Will Trust;

-

Barbara Lorna Habben;

-

Sherle Marshall van der Westhuizen ;

-

Elizabeth Ann Port;

-

Prunella Bernadine Hughes;

-

Rhoma Ray Rosettenstein;

-

Beryl Berman;

-

Felicity Susan MacKenzie;

-

Estate Late Cynthia Aurelia Solomons;

-

Denise Buczynski;

-

Manbrillo Investments CC;

-

Charles Julius George Rossettenstein;

-

the Trustees of the Arthur Mitchell Family Trust;

-

the Trustees for the Time being of the CE Stenhouse Will Trust.